Exhibit 10.30

LOAN DOCUMENT MODIFICATION AGREEMENT

This Loan Document Modification Agreement (this "Agreement") is made as of this 23rd day of December, 2019, by and between Middlesex Savings Bank, a banking corporation organized and existing under the laws of Massachusetts, of 6 Main Street, Natick, Massachusetts 01760 (the "Lender"), and Dynasil Corporation of America of 313 Washington Street, Suite 403, Newton, Massachusetts 02458 (the "Borrower"); and Optometrics Corporation of 8 Nemco Way, Ayer, Massachusetts 01432, Radiation Monitoring Devices, Inc. of 44 Hunt Street, Watertown, Massachusetts 02472, RMD Instruments Corp. of 44 Hunt Street, Watertown, Massachusetts 02472, Evaporated Metal Films Corp. of 239 Cherry Street, Ithaca, New York 14850, and Dynasil Biomedical Corp. of 44 Hunt Street, Watertown, Massachusetts 02472 (collectively, the "Guarantors").

WHEREAS, on May 1, 2014 Lender made a loan (the "Loan") to Borrower evidenced by a Revolving Line of Credit Note dated May 1, 2014 from Borrower to Lender in the original principal amount of Four Million and 00/100 ($4,000,000.00) Dollars (the "LOC Note");

WHEREAS, as security for the payment and performance of Borrower's obligations under the LOC Note, Borrower and Guarantors executed and delivered to Lender, (i) a Loan and Security Agreement dated May 1, 2014, by and between the Borrower and the Lender (the "Loan Agreement"), (ii) UCC-1 Financing Statements covering the Collateral described in the Loan Agreement and filed with the Secretary of State of the Commonwealth of Massachusetts, State of New York and State of Delaware (the "UCC-1 Financing Statements"), (iii) Entity Guaranty and Security Agreements, all dated May 1, 2014 from Guarantors to Lender (the "Guaranties"), (iv) a Stock Pledge Agreement by Borrower in favor of Lender dated May 1, 2014 (the "Stock Pledge"); and (v) a Subordination Agreement dated as of May 1, 2014 given by Massachusetts Capital Resource Company ("MCRC") to Lender (the "MCRC Subordination") by which all debt of Borrower to MCRC (the "Junior Debt") is subordinated to all Obligations of Borrower to Lender. Collectively, the Loan Agreement, the UCC-1 Financing Statements, the Guaranties, the Stock Pledge, and the MCRC Subordination are referred to, together with various other documents referred to therein, as the same may be amended from time to time, as the "Security Instruments";

WHEREAS, Borrower and Lender amended the terms of the Loan pursuant to a Loan Document Modification Agreement dated September 29, 2015, by adding or modifying certain financial covenants by Lender, granting to Borrower consent to pay-down or pay-off certain amounts of the Junior Debt, and by adding an option on the part of Borrower to term out a certain amount of Advances made to Borrower under the LOC Note;

WHEREAS, Borrower and Lender further amended the terms of the Loan pursuant to a Second Amendment of Loan Agreement dated December 2, 2016, to (i) provide for Borrower to pay dividends under certain circumstances, (ii) make a distribution to Dynasil Biomedical Corp. to invest in Xcede Technologies, and (iii) modify the debt service coverage covenant;

WHEREAS, Borrower and Lender further amended the terms of the Loan pursuant to a Loan Document Modification Agreement dated May 16, 2017, by modifying the Advance Period Termination Date as set forth therein, and providing for an equipment line of credit in favor of the Borrower (the "Equipment Line of Credit"), as evidenced by a certain Equipment Line of Credit Master Note (Non-Revolving) in the maximum principal amount of One Million and 00/100 ($1,000,000.00) Dollars (the "Equipment Line of Credit Note"); and

WHEREAS, the Borrower and Lender further amended the terms of the Loan pursuant to a Loan Document Modification Agreement dated August 13, 2018 for the purposes of (i) renewing and modifying the Equipment Line of Credit and replacing the Equipment Line of Credit Note, and (ii) modifying the Maximum Funded Debt Ratio set forth in the Loan Agreement; and

WHEREAS, the Borrower and the Lender further amended the Loan Agreement pursuant to a Loan Document Modification Agreement dated August 5, 2019 (the "August 5, 2019 Modification Agreement"), to increase the percentage of Eligible Accounts Receivable available for borrowing under the Revolving Line of Credit Note from 80% to 85% and to eliminate Eligible Unbilled Receivables as a category for the Borrower obtaining Advances under the Revolving Line of Credit effective April 30, 2019, and to modify the Equipment Line of Credit; and

WHEREAS, pursuant to the terms set forth in the August 5, 2019 Modification Agreement, the Loan Agreement was further amended to change the definitions used to calculate the Debt Service Coverage Ratio in Section 4.9 and the Maximum Leverage Ratio in Section 4.9A (to add back up to Seven Hundred Fifty Thousand and 00/100 ($750,000.00) Dollars of certain Go-Dark Expenses) from the twelve (12) month testing periods ending June 30, 2019 and September 30, 2019, and to consent to new subordinated indebtedness in the maximum amount of Two Million and 00/100 ($2,000,000.00) Dollars (Section 3.2), with payments of interest and principal to be included in the calculation of the Debt Service Coverage Ratio (Section 4.9); and

WHEREAS, pursuant to the terms set forth herein, the Loan Agreement shall be further amended to extend the Advance Period Termination Date, provide for a new Equipment Line of Credit, to create a new Equipment Line of Credit Note and to amend the Line of Credit Note to add an interest rate tied to a LIBOR Benchmark Rate (as defined herein).

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

1.           The first paragraph of Section 1.1.2 of the Loan Agreement is hereby deleted in its entirety, and the following new first paragraph is substituted therefor:

"1.1.2 Revolving Line of Credit Loan. A Revolving Line of Credit Loan, evidenced by a Revolving Line of Credit Note dated May 1, 2014, allowing advances aggregating not more than Four Million and 00/100 ($4,000,000.00) Dollars (the 'Line of Credit Note'). The availability of Advances under the Revolving Line of Credit Loan shall expire on April 30, 2022, unless renewed by the Lender in writing. Such date, as it may be so extended, is referred to as the 'Advance Period Termination Date' upon which date all outstanding principal and unpaid interest shall become due and payable."

2.           The Line of Credit Note is hereby amended to provide a LIBOR Benchmark option for the interest rate in addition to the Lender's Prime Rate by deleting the section entitled "Variable Rate; Payments" on Pages 1 and 2 of the Line of Credit Note in its entirety and substituting the following therefor:

"Variable Rate; Payments: The unpaid principal of this Note from time to time outstanding shall bear interest, at Borrower's election, computed on the basis of the actual number of days elapsed over a year assumed to have three hundred sixty (360) days, at an annual rate equal to either (i) the Lender's Prime Rate, but in no event less than three and one-quarter of one (3.25%) percent, or (ii) the LIBOR Benchmark Rate (as defined below), plus two and one-half of one (2.50%) percent per annum.

As used herein, Lender's Prime Rate means the rate from time to time announced and made effective by the Lender as its Prime Rate; the Prime Rate hereunder shall change as Lender's Prime Rate changes and any such change shall be effective on the announcement date by Lender of such change.

As used in this Note, the following terms shall have the following meanings:

'Business Day' means any day which is neither a Saturday nor Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Boston, Massachusetts.

'Interest Period' means, initially, the period commencing on December ____, 2019, and ending on December 31, 2019, and thereafter, commencing on the first day of each month and ending on the last day of such month.

'LIBOR Benchmark Rate' means relative to any Interest Period, the offered rate for delivery in two (2) London Banking Days (as defined below) of deposits of U.S. Dollars which the ICE Benchmark Administration fixes as its LIBOR Benchmark Rate and which is published by Bloomberg (or such other commercially available service providing quotations of ICE LIBOR, as designated by the Lender from time to time) as of 11:00 a.m. London time on the day on which the Interest Period commences, and for a period approximately equal to such Interest Period. If the first day of any Interest Period is not a day which is both a (i) Business Day, and (ii) a day on which United States dollar deposits are transacted in the London interbank market (a 'London Banking Day'), the LIBOR Benchmark Rate shall be determined in reference to the next preceding day which is both a Business Day and a London Banking Day. If for any reason the LIBOR Benchmark Rate is unavailable and/or the Lender is unable to determine the LIBOR Benchmark Rate for any Interest Period, the LIBOR Benchmark Rate shall be deemed to be equal to the Bank's Prime Rate, but in no event less than three and one-quarter of one (3.25%) percent per annum.

Beginning on December 31, 2019, and on the last day of each and every month thereafter during the term of this Note, Borrower shall make payments of interest monthly in arrears on outstanding Advances.

Upon the occurrence of the Advance Period Termination Date, as set forth in the Loan and Security Agreement, or upon any Event of Default under any of the Security Instruments, all unpaid principal and all accrued and unpaid interest under this Note shall be immediately due and payable without presentment, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are hereby expressly waived. No course of dealing or delay in accelerating the maturity of this Note or in taking any other action with respect to any Event of Default shall affect Lender's rights to take action with respect thereto, and no waiver as to any one Event of Default shall affect any of Lender's rights as to any other Event of Default.

Principal not paid when due hereunder shall bear interest at the rate set forth above from the date due until so paid and shall be due and payable upon demand, whether or not an Event of Default has occurred. Payments hereunder shall be applied first to interest then due on the unpaid balance of principal and then to such principal."

3.           The Loan Agreement is hereby further amended by deleting Section 1.1.3 in its entirety and substituting the following new Section 1.1.3 therefor:

"1.1.3 Non-Revolving Equipment Line of Credit/Demand Loan. A Non-Revolving Equipment Line of Credit/Demand Loan evidenced by a Non-Revolving Equipment Line of Credit/Demand Note dated December 23, 2019, allowing advances aggregating not more than Seven Hundred Fifty Thousand ($750,000.00) Dollars (the 'Equipment Line of Credit Note'). Subject to the demand of Lender, the availability of credit under the Non-Revolving Equipment Line of Credit/Demand Loan shall expire on April 30, 2022, unless renewed by Lender in writing. Such Equipment Line of Credit Note and all Term Notes executed pursuant thereto, together are referred to as the 'Notes', as such Notes may be modified, extended and/or amended from time to time.

Borrower agrees to pay Lender all advances (each, an 'Advance'), whether pursuant to the Notes or otherwise, all of which, together with all other indebtedness, liabilities and commitments which Borrower owes to Lender, whether (a) arising under this Agreement or otherwise, (b) now existing or hereafter arising, or (c) direct or indirect, absolute or contingent, joint or several, due or not due, are referred to as the 'Obligation(s)'.

All advances under the Equipment Line of Credit Note are being made upon the terms contained in this Agreement, the Notes and any other Security Instruments (as defined herein), the terms of which are incorporated herein.

No Advance under the Equipment Line of Credit shall exceed eighty (80%) percent of the net purchase price (exclusive of any soft costs, transportation or installation charges) of new equipment or eighty (80%) percent of the Net Orderly Liquidation Value of used equipment. The term 'Net Orderly Liquidation Value' or 'NOLV' means the value of equipment that is estimated to be recoverable in an orderly liquidation of such equipment, stated at cost under a court authorized going out of business sale, net of liquidation expenses, such value to be as determined from time to time by Lender in its commercially reasonable discretion or by a qualified appraisal company selected by Lender (excluding all shipping and related soft costs) of the equipment, expenditures or improvements referred to therein."

4.           Borrower and Guarantors confirm that the Security Instruments, as amended by or added to in connection with this Agreement, constitute the valid and enforceable obligations of Borrower and Guarantors, and that neither Borrower nor Guarantors has any existing claims, defenses or rights of setoff with respect thereto.

5.           Borrower and Guarantors hereby warrant and represent that the statements set forth in the recitals above are true and correct, and that all representations and warranties made by Borrower and Guarantors in the Security Instruments continue to be true and correct in all material respects.

6.           It is further agreed that this Agreement shall not, in any manner, release, relinquish, or otherwise affect the liens, security interests, and rights created by or arising under the Security Instruments or its priority over other liens, charges, or encumbrances affecting the Collateral referred to therein (except by extending such lien to secure, inter alia, any and all new obligations created hereby and pursuant to the Equipment Line of Credit Note and the Term Note) or Borrower’s or Guarantors' liability thereunder; and all other terms, conditions and covenants therein contained which are not hereby amended, are hereby ratified and confirmed as previously written.

7.           Borrower and Guarantors hereby acknowledge that there are and were no oral or written representations, warranties, understandings, stipulations, agreements or promises made by any party or by any agent, employee or other representative of any party, pertaining to the subject matter of this Agreement which have not been incorporated herein. No express or implied consent to any further modifications involving any of the matters set forth in the Security Instruments or herein shall be inferred or implied by Lender's execution of this Agreement. Any further modification of the Loan Agreement shall require the express written approval of Lender. No provision hereof shall be modified or limited except by a written instrument signed by the parties hereto, expressly referring hereto and to the provision so modified or limited.

8.           Except as expressly amended and modified by this Agreement all of the terms and conditions of the Security Instruments shall remain in full force and effect.

[Signature Page to Follow]

Executed under seal this 23rd day of December, 2019.

MIDDLESEX SAVINGS BANK

By:	/s/ Tony Zhang
Tony Zhang, Senior Vice President

DYNASIL CORPORATION OF AMERICA
OPTOMETRICS CORPORATION
RADIATION MONITORING DEVICES, INC.
RMD INSTRUMENTS CORP.
EVAPORATED METAL FILMS CORP.
DYNASIL BIOMEDICAL CORP.

By:	/s/ Holly Hicks
Holly Hicks, Chief Financial Officer of each of the above named corporations

[Signature Page to Loan Modification Agreement]

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